Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

October 9, 2020

Ucommune International Ltd.
88 Wu Wei Road, Building 12, 4th Floor
Putuo District, Shanghai, 200383
People’s Republic of China

Re:	Registration Statement of Ucommune International Ltd

Ladies and Gentlemen:

We have acted as United States counsel to Orisun Acquisition Corp., a Delaware corporation (“Orisun”), in connection with the proposed business combination (the “Business Combination”) contemplated by a merger agreement, dated as of June 29, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Orisun and Ucommune Group Holdings Limited, a Cayman Islands exempted company (“Ucommune”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of Orisun, Orisun will reincorporate to Cayman Islands by merging with and into Ucommune International Ltd, a Cayman Islands exempted company and wholly owned subsidiary of Orisun (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) concurrently with the Reincorporation Merger, Everstone International Ltd (“MergerSub”), a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into Ucommune, resulting in Ucommune being a wholly owned subsidiary of PubCo.

As a result of the Reincorporation Merger, (i) each share of Orisun’s common stock (“ORSN Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such ORSN Common Stock, PubCo shall issue to each Orisun stockholder (other than Orisun stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share (each, a “PubCo Ordinary Share”); (ii) each warrant to purchase one half of one share of ORSN Common Stock (“ORSN Warrant”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will convert into a warrant to purchase one-half of one PubCo Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof); and (iii) the holders of Orisun’s rights (exchangeable into one-tenth (1/10) of one share of ORSN Common Stock) (collectively, the “ORSN Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Ordinary Share in exchange for the cancellation of each ORSN Right.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Ucommune International Ltd. October 9, 2020 Page 2

The Business Combination and certain other related transactions are described in the Registration Statement of Pubco on Form S-4/A under the Securities Act of 1933, as amended (the “Securities Act”), filed on September 22, 2020 (Registration Number 333-248191) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

This opinion addresses only certain U.S. federal tax consequences of the Business Combination to certain holders of ORSN Common Stock, ORSN Warrants, and ORSN Rights that exchange such securities in connection with the Business Combination.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of The Business Combination to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position

Very truly yours,

Loeb & Loeb LLP